Exhibit 10.8

BANK EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as this “AGREEMENT”), originally entered into on the 1st day of July, 2005, previously amended and restated in its entirety as of December 30, 2008 and hereby amended and restated in entirety effective July 1, 2014 by and between United Community Bank, a savings bank chartered under the laws of the United States of America (hereinafter referred to as the “BANK”), and Vicki A. March, an individual (hereinafter referred to as the “EMPLOYEE”).

WITNESSETH:

WHEREAS, as a result of the skill, knowledge and experience of the EMPLOYEE, the Board of Directors of the BANK desires to continue to retain the services of the EMPLOYEE as the Senior Vice President, Chief Financial Officer and Treasurer of the Bank; and

WHEREAS, the EMPLOYEE desires to continue to serve as the Senior Vice President, Chief Financial Officer and Treasurer of the BANK; and

WHEREAS, the EMPLOYEE and the BANK desire to enter into this AGREEMENT to set forth the terms and conditions of the employment relationship between the BANK and the EMPLOYEE; and

WHEREAS, the parties desire to amend and restate this AGREEMENT to bring it into compliance with changes in the regulatory structure governing financial institutions like the BANK; (ii) reflect the EMPLOYEE’s current job position with the BANK; and (iii) other ministerial matters.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the BANK and the EMPLOYEE hereby agree as follows:

1.           Employment and Term.

(a)          Term. Upon the terms and subject to the conditions of this AGREEMENT, the BANK hereby employs the EMPLOYEE, and the EMPLOYEE hereby accepts employment, as the Senior Vice President, Chief Financial Officer and Treasurer of the BANK. The term of this AGREEMENT shall commence on July 1, 2014, and shall end on June 30, 2016, unless extended by the BANK, as provided in subsection (b) of this Section 1 (hereinafter referred to, together with such extensions, as the “TERM”).

(b)          Extension. On or before each anniversary of the original date of this AGREEMENT, the Board of Directors of the BANK may extend the AGREEMENT for an additional year, so that the remaining term of the AGREEMENT again becomes two (2) years from the applicable anniversary date, unless, the EMPLOYEE elects not to extend the term by giving written notice at least thirty (30) days prior to the applicable commission date.

(c)          The board of directors of the BANK will review the AGREEMENT and the EMPLOYEE’s performance review annually for purposes of determining whether to extend the AGREEMENT term and will include the rationale and results of its review in the minutes of the meetings.

(d)          Nothing in this AGREEMENT shall mandate or prohibit a continuation of the EMPLOYEE’s employment following the expiration of the term of this AGREEMENT, upon such terms and conditions as the BANK and the Employee may mutually agree.

2.           Duties of the EMPLOYEE.

(a)          General Duties and Responsibilities. The EMPLOYEE shall serve as the Senior Vice President, Chief Financial Officer and Treasurer of the BANK according to the terms and conditions of this AGREEMENT and for the period stated in Section 1 of this AGREEMENT. As a Senior Vice President, Chief Financial Officer and Treasurer of the BANK, the EMPLOYEE will perform all duties and will have all powers associated with this position, as set forth in any job description provided to EMPLOYEE by the BANK or as may be delegated to the Employee by the Board of Directors of the BANK or the Executive Vice President and Chief Operating Officer. EMPLOYEE shall report directly to the Executive Vice President and Chief Operating Officer of the BANK.

(b)          Devotion of Entire Time to the Business of the BANK. The EMPLOYEE shall devote her entire productive time, ability and attention during normal business hours throughout the TERM to the faithful performance of her duties under this AGREEMENT. The EMPLOYEE shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization other than the BANK or any subsidiary of the BANK without the prior written consent of the Board of Directors; provided, however, that the EMPLOYEE shall not be precluded from (i) vacations and other leave time in accordance with Section 3(d) below, (ii) reasonable participation in community, civic, charitable or similar organizations, (iii) reasonable participation in industry-related activities, including, but not limited to, attending state and national trade association meetings and serving as an officer, director or trustee of a state or national trade association or Federal Home Loan Bank, (iv) serving as an officer or director of any subsidiary of the BANK and receiving a salary, director’s fees or other compensation or benefits, as appropriate, or (v) pursuing personal investments which do not interfere or conflict with the performance of the EMPLOYEE’s duties to the BANK.

3.           Compensation.

(a)          Base Salary. The EMPLOYEE shall receive during the TERM an annual salary payable in equal installments not less often than monthly. The amount of such annual salary shall be $106,500.00 until changed by the Board of Directors of the BANK in accordance with Section 3(b) below.

(b)          Periodic Salary Review. The annual salary of the EMPLOYEE shall be reviewed by the Board of Directors from time to time throughout the TERM, but not less often than once every three years, and shall be set at an amount not less than $106,500.00, based upon the EMPLOYEE’s individual performance and such other factors as the Board of Directors may deem appropriate (hereinafter referred to as the “PERIODIC REVIEW”). The results of the PERIODIC REVIEW shall be reflected in the minutes of the Board of Directors.

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(c)          Employee Benefit Programs. During the TERM, the EMPLOYEE shall be eligible to participate in all formally established employee benefit, bonus, pension and profit sharing plans and similar programs that are maintained by the BANK from time to time and all employee benefit plans or programs hereafter adopted in writing by the Board of Directors for which senior management personnel of the BANK are eligible, including any employee stock ownership plan, stock option plan or other stock benefit plan (hereinafter collectively referred to as “BENEFIT PLANS”), in accordance with the terms and conditions of such BENEFIT PLANS. Notwithstanding any statement to the contrary contained elsewhere in this AGREEMENT, the BANK may at any time discontinue or terminate any BENEFIT PLAN now existing or hereafter adopted, to the extent permitted by the terms of such BENEFIT PLAN, and shall not be required to compensate the EMPLOYEE for such discontinuance or termination to the extent such discontinuance or termination pertains to all employees of the BANK who are eligible participants at the time.

(d)          Vacation and Sick Leave. The EMPLOYEE shall be entitled, without loss of pay, to be absent voluntarily from the performance of her duties under this AGREEMENT, in accordance with the policies periodically established by the Board of Directors for senior management officials of the BANK. The EMPLOYEE shall be entitled to annual sick leave as established by the Board of Directors for senior management officials of the BANK.

(e)          Reimbursement of Business Expenses. The EMPLOYEE shall be entitled to reimbursement for all reasonable business expenses (including mileage at the prevailing rate established by the Internal Revenue Service) incurred while performing her obligations under this AGREEMENT, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the BANK and reasonable costs associated with participation in industry-related activities. Expenses will be reimbursed if they are submitted in accordance with the BANK’s policies and procedures.

4.           Termination of Employment.

(a)          General. The employment of the EMPLOYEE shall terminate at any time during the TERM (i) at the option of the BANK, upon the delivery by the BANK of written notice of termination to the EMPLOYEE, or (ii) at the option of the EMPLOYEE, upon delivery by the EMPLOYEE of written notice of termination to the BANK if, in connection with a CHANGE OF CONTROL (hereinafter defined), the present capacity or circumstances in which the EMPLOYEE is employed are materially adversely changed so as to constitute Good Reason if such events occur within one year of a CHANGE IN CONTROL. For purposes of this AGREEMENT, “Good Reason” shall mean the occurrence of any of the following events without the Employee’S consent:

(1)         The assignment to the EMPLOYEE of duties that constitute a material diminution of her authority, duties, or responsibilities (including reporting requirements);

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(2)         A material diminution in the EMPLOYEE’s Base Salary;

(3)         Relocation of the EMPLOYEE to a location outside a radius of 35 miles of the BANK’s Lawrenceburg, Indiana office; or

(4)         Any other action or inaction by the BANK that constitutes a material breach of this AGREEMENT;

provided, that within ninety (90) days after the initial existence of such event, the BANK shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by the EMPLOYEE. The EMPLOYEE’s resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event claims constitutes Good Reason occurred.

The following subsections (A), (B) and (C) of this Section 4(a) shall govern the obligations of the BANK to the EMPLOYEE upon the occurrence of the events described in such subparagraphs:

(A)         Termination for CAUSE. In the event that the BANK terminates the employment of the EMPLOYEE during the TERM because of the EMPLOYEE’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities assigned in this AGREEMENT, willful violation of any law, rule or regulation (other than traffic violations or other minor offenses), or final cease-and-desist order or material breach of any provision of this AGREEMENT (hereinafter collectively referred to as “CAUSE”), the EMPLOYEE shall not receive, and shall have no right to receive, any compensation or other benefits for any period after such termination.

(B)         Termination in Connection with CHANGE OF CONTROL. In the event that the employment of the EMPLOYEE is terminated by the BANK in connection with a CHANGE OF CONTROL for any reason other than CAUSE or is terminated by the EMPLOYEE as provided in Section 4(a)(ii) above during the terms of this AGREEMENT, then the following shall occur:

(I)         The BANK shall promptly pay to the EMPLOYEE or to her beneficiaries, dependents or estate an amount equal to the product of 2.99 multiplied by the EMPLOYEE’s “base amount” as defined in Section 280G(b)(3) of the Code, and the regulations promulgated thereunder (hereinafter collectively referred to as “SECTION 280G” The payment required under this paragraph (B)(I) shall be made no later than five (5) business days after EMPLOYEE’s termination of equipment;

(II)        The EMPLOYEE, her dependents, beneficiaries and estate shall continue to be covered at the BANK’s expense under all health, life, disability and other benefit plans of the BANK in which the EMPLOYEE was a participant prior to the effective date of the termination of her employment as if the EMPLOYEE were still employed under this AGREEMENT until the earlier of the expiration of the TERM or the date on which the EMPLOYEE is included in another employer’s benefit plans as a full-time employee; and

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(III)       The EMPLOYEE shall not be required to mitigate the amount of any payment provided for in this AGREEMENT by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the EMPLOYEE offset in any manner the obligations of the BANK hereunder, except as specifically stated in subparagraph (II) above.

(C)         Termination Not in Connection with CHANGE OF CONTROL. In the event that the employment of the EMPLOYEE is terminated before the expiration of the TERM for any reason other than death, termination for CAUSE or termination in connection with a CHANGE OF CONTROL, then the following shall occur:

(I)         The BANK shall be obligated to pay to the EMPLOYEE, her designated beneficiaries or her estate, a lump sum amount, within ten (10) days of her termination, equal to the base salary that would have been paid to the EMPLOYEE through the expiration of the TERM, at the annual rate of salary in effect at the time of termination pursuant to Section 3(b) above, plus a cash bonus equal to the cash bonus, if any, paid to the EMPLOYEE in the twelve month period prior to the termination of employment;

(II)        The BANK shall continue to provide to the EMPLOYEE, at the BANK’s expense, health, life, disability and other benefits substantially equal to those being provided to the EMPLOYEE at the date of termination of her employment until the earliest to occur of the expiration of the TERM or the date on which the EMPLOYEE is included in another employer’s benefit plans as a full-time employee; and

(III)       The EMPLOYEE shall not be required to mitigate the amount of any payment provided for in this AGREEMENT by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the EMPLOYEE offset in any manner the obligations of the BANK hereunder, except as specifically stated in subparagraph II above.

As a condition precedent to receiving the lump sum severance payment and benefits under this Section 4(a)(ii)(C), EMPLOYEE shall execute a release AGREEMENT in a form provided by the BANK. In said release AGREEMENT, EMPLOYEE shall, among other provisions included at the BANK’s discretion, agree to fully and forever discharge and release BANK,its past and present subsidiary and affiliated corporations or business entities and its and their past and present employees, agents, representatives, officers, benefit plans, and directors from any and all actions, causes of action, claims, demands, damages, costs, expenses and compensation on account of, or in any way growing out of any and all damage that EMPLOYEE had, has, or may have against the BANK as of the time the release AGREEMENT is executed by EMPLOYEE.

(b)          Death of the EMPLOYEE. The TERM shall automatically expire upon the death of the EMPLOYEE. In such event, the EMPLOYEE’s estate shall be entitled to receive the amount of the annual salary that the EMPLOYEE would have received through the last day of the third calendar month following the month in which the death occurred, except as otherwise specified herein.

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(c)          “Golden Parachute” Provision. Notwithstanding any other provisions of this AGREEMENT, in the event that the aggregate payments or benefits to be made or afforded to the EMPLOYEE under this AGREEMENT or otherwise, which are deemed to be parachute payments as defined in SECTION 280G or any successor thereof (the “Termination Benefits”), would be deemed to include an “excess parachute payment” under SECTION 280G of the Code, then the Termination Benefits shall be reduced to a value which is one dollar ($1.00) less than an amount equal to three (3) times the EMPLOYEE’s “base amount,” as determined in accordance with Section 280G of the Code. The allocation of the reduction required hereby among the Termination Benefits shall first be made from any cash severance benefit due under Section 4 of this AGREEMENT. Nothing contained in this AGREEMENT shall result in a reduction of any payments or benefits to which the EMPLOYEE may be entitled upon termination of employment other than pursuant to Sections 4(a)(B)(I) and (II), or a reduction in the payments and benefits specified, below zero.

(d)          Definition of “CHANGE OF CONTROL”. For purposes of this AGREEMENT, a Change in Control means any of the following events:

(I)	Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

(II)	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (II) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(III)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (III), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of a least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

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(IV)	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

(e)          Termination by EMPLOYEE. If the EMPLOYEE terminates this AGREEMENT without the written consent of the BANK, other than pursuant to Section 4(a)(ii) of this AGREEMENT, the EMPLOYEE shall not engage in the financial institutions’ business as a director, officer, employee or consultant for any business or enterprise which “directly or indirectly” competes with the principal business of the BANK or any of its subsidiaries within Dearborn County, Indiana or within thirty miles of the principal business location of BANK, for the unexpired term of this AGREEMENT. This provision shall not apply in the event of the termination of the employment of the EMPLOYEE by the EMPLOYER prior to the expiration of the TERM or the termination of the employment of the EMPLOYEE by the EMPLOYEE pursuant to Section 4(a)(ii) of this AGREEMENT.

(1)         The term “compete” means:

(i)          providing financial products or services on behalf of any financial institution for any person residing in the territory;

(ii)         assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory; or

(iii)        inducing or attempting to induce any person who was a customer of the Bank at the date of the EMPLOYEE’s employment termination to seek financial products or services from another financial institution.

(2)         The words “directly” or “indirectly” mean:

(i)          acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Bank or its affiliates in the territory, or

(ii)         communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Bank or its affiliates when the EMPLOYEE’s employment terminated.

If any provision of this section (e) or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law. EMPLOYEE acknowledges that the BANK’s willingness to enter into this AGREEMENT and to make the payments contemplated by Section 4 of this AGREEMENT is conditioned on the EMPLOYEE’s acceptance of the covenants set forth in this Section 4(e) and that the BANK would not have entered into this AGREEMENT without such covenants in force.

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5.           Special Regulatory Provisions. In the event any of the foregoing provisions of this AGREEMENT conflict with the terms of this Section 5, this Section 5 shall prevail.

(a)          The board of directors of the BANK may terminate the EMPLOYEE’s employment at any time, but any termination by the BANK, other than termination for Cause, shall not prejudice the EMPLOYEE’s right to compensation or other benefits under this AGREEMENT. The EMPLOYEE shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 4(A) of this AGREEMENT.

(b)          If the EMPLOYEE is suspended from office and/or temporarily prohibited from participating in the conduct of the BANK’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the BANK’s obligations under this AGREEMENT shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the EMPLOYEE all or part of the compensation withheld while its contract BANK’s obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)          If the EMPLOYEE is removed and/or permanently prohibited from participating in the conduct of the BANK’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the BANK under this EMPLOYEE shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)          If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all of the Bank’s obligations under this AGREEMENT shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)          All obligations under this AGREEMENT shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Employer (1) by the Comptroller of the Currency, or her or her designee (the “Comptroller”), at the time the Federal Deposit Insurance Corporation enters into an AGREEMENT to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) of the FDIA; or (2) by the Comptroller, at the time the Comptroller approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Comptroller to be in an unsafe and unsound condition. Any rights of the EMPLOYEE that have already vested, however, shall not be affected by such action.

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(f)          Any payments made to the EMPLOYEE pursuant to this AGREEMENT, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(g)          The Bank retains the right to demand the return of any payment made to the EMPLOYEE under Section 4 and the value of any benefit provided under Section of this AGREEMENT in the event the Bank obtains information indicating that the EMPLOYEE has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. §359.4(a)(4). In the event the Bank exercises its right to demand the return of any payment made under this AGREEMENT, the EMPLOYEE will return the payments to the Bank within 90 days of receipt of written notice from the Bank that the EMPLOYEE has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. §359.4(a)(4).

6.           Consolidation, Merger or Sale of Assets. Nothing in this AGREEMENT shall preclude the BANK from consolidating with, merging into, or transferring all, or substantially all, of their assets to another corporation that assumes all of its obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term “BANK” as used herein, shall mean such other corporation or entity, and this AGREEMENT shall continue in full force and effect.

7.           Confidential Information. The EMPLOYEE acknowledges that during her employment she will learn and have access to confidential information regarding the BANK and its customers and businesses. The EMPLOYEE agrees and covenants not to disclose or use for her own benefit, or the benefit of any other person or entity, any confidential information, unless or until the BANK consents to such disclosure or use of such information is otherwise legally in the public domain. The EMPLOYEE shall not knowingly disclose or reveal to any unauthorized person any confidential information relating to the BANK, its subsidiaries, or affiliates, or to any of the businesses operated by them, and the EMPLOYEE acknowledges that such information constitutes the exclusive property of the BANK. The EMPLOYEE shall not otherwise knowingly act or conduct himself to the material detriment of the BANK, its subsidiaries, or affiliates or in a manner which is inimical or contrary to the interests of the BANK.

8.           Non-assignability. Neither this AGREEMENT nor any right or interest hereunder shall be assignable by the EMPLOYEE, her beneficiaries or legal representatives without the BANK’s prior written consent; provided, however, that nothing in this Section 8 shall preclude the EMPLOYEE from designating a beneficiary to receive any benefits payable hereunder upon her death or the executors, administrators or other legal representatives of the EMPLOYEE or her estate from assigning any rights hereunder to the person or persons entitled thereto.

9.           No Attachment. Except as required by law, no right to receive payment under this AGREEMENT shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

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10.         Binding AGREEMENT. This AGREEMENT shall be binding upon, and inure to the benefit of, the EMPLOYEE and the BANK and their respective permitted successors and assigns.

11.         Amendment of AGREEMENT. This AGREEMENT may not be modified or amended, except by an instrument in writing signed by the parties hereto.

12.         Waiver. No term or condition of this AGREEMENT shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this AGREEMENT, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

13.         Severability. If, for any reason, any provision of this AGREEMENT is held invalid, such invalidity shall not affect the other provisions of this AGREEMENT not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect. If this AGREEMENT is held invalid or cannot be enforced, then any prior AGREEMENT between BANK (or any predecessor thereof) and the EMPLOYEE shall be deemed reinstated to the full extent permitted by law, as if this AGREEMENT had not been executed.

14.         Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this AGREEMENT.

15.         Governing Law. This AGREEMENT has been executed and delivered in the State of Indiana and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Indiana, except to the extent that federal law is governing.

16.         Effect of Prior AGREEMENTs. This AGREEMENT contains the entire understanding between the parties hereto and supersedes any prior employment AGREEMENT between the BANK or any predecessor of the BANK and the EMPLOYEE.

17.         Notices. Any notice or other communication required or permitted pursuant to this AGREEMENT shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed as follows:

If to the BANK:

United Community Bank

92 Walnut Street

Lawrenceburg, Indiana 47025

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If to the EMPLOYEE:

Vicki A. March

104 Catalpa Avenue

Lawrenceburg, Indiana 47025

18.         Section 409A of the Code.

(a)          This AGREEMENT is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on the EMPLOYEE under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this AGREEMENT may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this AGREEMENT shall be treated as a separate payment, the right to a series of installment payments under this AGREEMENT (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this AGREEMENT, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this AGREEMENT to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with (b) below. In no event shall the EMPLOYEE, directly or indirectly, designate the calendar year of payment.

(b)          If when separation from service occurs the EMPLOYEE is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 4 would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 4 to the EMPLOYEE in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which the EMPLOYEE separates from service.

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(c)          If under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 4 it is not possible to continue coverage for the EMPLOYEE and her dependents, or when a separation from service occurs the EMPLOYEE is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 4 would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank shall pay to the EMPLOYEE in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had the EMPLOYEE’s employment not terminated, assuming continued coverage through the expiration of the TERM. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 18(b) applies, on the first payroll date that occurs after the date that is six (6) months after the date on which the EMPLOYEE separates from service.

(d)          References in this AGREEMENT to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

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IN WITNESS WHEREOF, the BANK has caused this AGREEMENT, as amended and restated, to be executed by its duly authorized officer, and the EMPLOYEE has signed this AGREEMENT, each as of June 26, 2014.

Attest:	UNITED COMMUNITY BANK

/s/ Donna G. Hornbach	By:	/s/ E. G. McLaughlin
On Behalf of the Board for Directors

EMPLOYEE

/s/ Vicki A. March
Vicki A. March

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